Exhibit 5.2

D: +1 212 225 2556

pmarcogliese@cgsh.com

August 23, 2018

Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-3 (the “Registration Statement”) of the Company, relating to the offering and sale from time to time, together or separately, of (i) shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $5.00 per share (the “Preferred Stock”); and (iii) one or more series of debt securities of the Company (the “Debt Securities”). The Common Stock, Preferred Stock and Debt Securities are referred to herein collectively as the “Securities”.

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities will be issued pursuant to an existing amended and restated indenture (the “Indenture”) dated as of December 1, 1995, between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as it may be amended or supplemented from time to time.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, filed as Exhibit 4.3 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of North Carolina, of the opinion of Moore & Van Allen PLLC, a copy of which is filed as Exhibit 5.1 to the Registration Statement, and our opinion is subject to all of the limitations and qualifications contained therein.

In rendering the foregoing opinion, we have further assumed that (i) prior to each issuance of the Debt Securities, the Company will authorize the offering and issuance of the Debt Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and to the terms of the Indenture, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Debt Securities, the Company will duly authorize, execute and/or deliver, as applicable, any required amendment or supplement to the Indenture, any other agreement necessary with respect to the Debt Securities or contemplated by the Debt Securities and any agreement governing the Debt Securities or the Registration Statement and will take any other appropriate additional corporate action and the Indenture will conform to the copy thereof filed as an exhibit to the Registration Statement; (iii) the Debt Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing the Debt Securities and any agreement governing the Debt Securities and in the manner contemplated by the Registration Statement; (iv) the Debt Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto and (v) if issued in certificated form, certificates representing the Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Debt Securities will be duly registered to the extent required by any applicable agreement.

In rendering the foregoing opinion, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Debt Securities, and to the use of this opinion as a part (Exhibit 5.2) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner